For period ending March 31, 2004

File number 811-09745				EXHIBIT 77C


UBS Enhanced Nasdaq-100 Fund

	At a Special Meeting of Shareholders convened on October 29, 2003, the shareholders of the UBS Enhanced Nasdaq-100 Fund (the Fund) approved an Agreement and Plan of Reorganization and Termination providing for its reorganization into UBS U.S. Small Cap Growth Fund (Small Cap Growth Fund), a series of The UBS Funds. The Funds shares were voted as follows with respect to the transaction 4,092,533.032 shares were voted for, 799,334.528 shares were voted against; and 481,838.908 shares were voted abstain. The transaction was consummated on November 10, 2003. Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive Combined Proxy Statement and Prospectus of the Fund dated September 17, 2003, filed with the SEC on September 17, 2003 (Accession Number 0001118378-03-000075; SEC File No. 333-107707.)


UBS Enhanced S&P 500 Fund

	At a Special Meeting of Shareholders convened on October 29, 2003, the shareholders of the UBS Enhanced S&P 500 Fund (the Fund) approved an Agreement and Plan of Reorganization and Termination providing for its reorganization into UBS S&P 500 Index Fund (S&P
500 Index Fund), a series of UBS Index Trust.  The Funds shares
were voted as follows with respect to the transaction   3,175,243.127
shares were voted for, 42,442.332 shares were voted against; and 57,933.781 shares were voted abstain. The transaction was consummated on November 10, 2003. Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive Combined Proxy Statement and Prospectus of the Fund dated September 17, 2003, filed with the SEC on September 17, 2003 (Accession Number 0000943663-03-000396; SEC File No. 333-107712.)